Exhibit 10.8

FORM OF
HANESBRANDS INC.
OMNIBUS INCENTIVE PLAN (AS AMENDED AND RESTATED)
CALENDAR YEAR [YEAR] GRANT
DISCRETIONARY RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT
To: [NAME] (referred to herein as “Grantee” or “you”)
Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been granted a Discretionary Restricted Stock Unit (“RSU”) award (this “Award”), effective [DATE] (the “Grant Date”). This Award is subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (the “Plan”) which is incorporated into this Agreement by reference. Unless otherwise indicated, any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
1.Acceptance of Terms and Conditions. To be eligible to receive this Award, you must electronically acknowledge and accept this Award within 75 days after the Grant Date in accordance with procedures established by the Company. By accepting this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary. If you do not accept this Award in accordance with the procedures outlined in this Paragraph and within the 75-day period described above, the Award will be cancelled and forfeited. By accepting this Agreement, you also acknowledge that you are fluent in the English language and have reviewed and understand the terms and conditions of this Agreement.
2.    Grant of RSU Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (the “Plan Prospectus”), and this Agreement, the Company hereby grants you as of the Grant Date [NUMBER] RSUs which are considered Stock Awards under the Plan. Except as provided below in Paragraphs 5 and 7, these RSUs will remain restricted until the end of each applicable vesting date set forth below (each, a “Vesting Date”). Prior to the Vesting Dates, the RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, or otherwise. For each of the below-stated Vesting Dates on which you continue to be employed by the Company or any of its Subsidiaries (collectively, the “HBI Companies”), you will vest in the below-stated percentage of the total number of RSUs awarded in this Agreement, until you are 100% vested:

Vesting Date(s)	Vested Percentage of RSUs Awarded
[DATE]	[ _ ]%
[DATE]	[ _ ]%
[DATE]	[ _ ]%

3.    Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents will accrue with respect to the RSUs granted hereunder at the same time and in the same amount as cash dividends are paid to owners of Hanesbrands Inc. common stock. Interest will be credited on accrued dividend equivalents. Dividend equivalent balances will vest on the same Vesting Date as the associated RSUs, and will be distributed in cash within 30 days thereafter, except as provided herein.
4.    Distribution of the RSUs. Upon each Vesting Date specified in Paragraph 2, shares of Stock equal to the vested RSUs will be distributed to you. However, no stock certificates will be issued with respect to any shares of Stock. Stock ownership shall be kept electronically in the Grantee’s name, or in the Grantee’s name

Exhibit 10.8

and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. The Grantee is personally responsible for the payment of all taxes related to distribution. You may elect to have the Company withhold any required withholding up to the maximum statutory amount in accordance with Company procedures, which will be settled by withholding cash and/or a number of shares of Stock with a market value not less than the amount of such taxes. If withholding of taxes is not required, none will be taken and the gross number of shares of Stock will be distributed. The Company or any Subsidiary shall have the right to deduct from any Award, an amount equal to any income, social, or other taxes of any kind required by law to be withheld in connection with the Award or settlement of the RSUs, dividend equivalents, or other securities pursuant to this Agreement. If the distribution of RSUs, dividend equivalents, or other securities pursuant to this Agreement is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares of Stock with a market value not less than the amount of such taxes. The Company shall also have the right to withhold shares of Stock deliverable upon vesting of the RSUs and dividend equivalents, if any, to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the Award or settlement of the RSUs, dividend equivalents, or other securities pursuant to this Agreement.
Pursuant to the Company’s General Policy on Insider Trading, you agree not to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on the Company’s securities.
5.    Death or Totally Disabled. In the event that you cease active employment with the HBI Companies because of your death or becoming totally disabled, all RSUs and associated dividend equivalents will vest as of the date of death or the date you are determined to be totally disabled. Your shares of Stock equal to the vested RSUs and associated dividend equivalents will be distributed to you or your estate, as applicable, during the 2½ month period following the end of the calendar year in which you die or become totally disabled. For purposes of this Paragraph 5, you shall be deemed to be totally disabled if, due to a physical or mental disability, you are unable to continue in any occupation with the HBI Companies for a continuous period of at least 12 months.
6.    Retirement. If you retire (as defined below) from the HBI Companies, then your RSUs will continue to vest pursuant to Paragraph 2. For purposes of this Paragraph 6, you shall be deemed to have retired if you cease active employment with the HBI Companies on or after attaining age 50 or older and completing at least 10 years of service with the HBI Companies since your most recent date of hire and, entered into a written agreement with the Company in which you agree to release any claims against the HBI Companies and comply with the non-compete, non-solicitation, confidentiality and non-disparagement provisions. For purposes of determining years of service under this Paragraph, continuous service with an entity acquired by the Company will be counted if you were employed by the acquired entity immediately prior to the acquisition date and remained employed by the HBI Companies continuously thereafter.

7.    Other Terminations of Employment and Change in Control.
a.    Involuntary Termination With Severance. If your employment is involuntarily terminated by the HBI Companies (other than in connection with a Change in Control as defined in the Plan) and you are eligible to receive severance benefits under any written severance plan of the Company (a “Severance Event Termination”), then vesting continues for 90 days after the date of termination, after which time unvested RSUs are forfeited.
b.    Involuntary Termination Without Severance. If your employment is involuntarily terminated by the HBI Companies and you are not eligible to receive severance benefits under any written severance plan of the Company (i.e., your employment is terminated for Cause), the RSUs granted under this Award are forfeited on the date of termination.
c.    Voluntary Termination. If you voluntarily terminate your employment with the HBI Companies, other than as described in Paragraph 6 above, all unvested RSUs are forfeited, on the date of termination.
d.    Change in Control. In the event a Change in Control occurs, then the following provisions will apply:

Exhibit 10.8

(i)
To the extent no provision is made in connection with the Change in Control for an Award that satisfies the requirements of Paragraph 7(d)(ii) below (a “Replacement Award”) in assumption of or substitution for this Award, if this Award is outstanding immediately prior to the Change in Control (an “Existing Award”), then, on the date of the Change in Control all restrictions on outstanding RSUs shall lapse, and (A) shares of Stock equal to the number of vested RSUs and (B) cash in an amount equal to any associated dividend equivalents, shall be delivered to you; provided that if such payment would not be permissible under Code Section 409A, to the extent applicable, then the delivery shall be made on the earlier of: (A) the date of delivery provided in Paragraph 4 above; or (B) the date of your termination of employment with the HBI Companies, subject to a six-month delay, to the extent required by Code Section 409A.

(ii)
An Award meets the conditions of this Paragraph 7(d)(ii) (and hence qualifies as a “Replacement Award” for an Existing Award) if (A) it is an RSU, (B) it has a value at least equal to the value of the Existing Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) following the Change in Control, (D) the Grantee holding the Existing Award is subject to U.S. federal income tax under the Code, the tax consequences to such Grantee under the Code of the Replacement Award are not less favorable to such Grantee than the tax consequences of the Existing Award, and (E) the Replacement Award’s other terms and conditions are not less favorable to such Grantee than the terms and conditions of the Existing Award (including the provisions that would apply in the event of a subsequent Change in Control and provisions with respect to dividend equivalents). Without limiting the generality of the foregoing, the Replacement Award may take the form of an assumption of the Existing Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph 7(d)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
If the Grantee terminates his or her employment for Good Reason (as defined below) or the Grantee is involuntarily terminated for reasons other than for Cause (as defined below) during the period of two years after the Change in Control, all restrictions on outstanding RSUs shall lapse, and (A) shares of Stock equal to the number of vested RSUs and (B) cash in an amount equal to any associated dividend equivalents, shall be delivered to you within 30 days following such termination; provided that if such payment would not be permissible at such time under Code Section 409A, to the extent applicable, then the delivery shall be made subject to a six-month delay, to the extent required by Code Section 409A.

For purposes of this Paragraph 7(d),
“Cause” means the Grantee:

•	has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety;

•	has willfully engaged in misconduct resulting in material harm to the Company;

•	has willfully failed to perform duties after written notice; or

•	is in willful violation of Company policies resulting in material harm to the Company.

Exhibit 10.8

“Good Reason” means any of the following actions by the Grantee’s employer without the Grantee’s written consent:

•
The assignment to the Grantee of any duties materially inconsistent with his or her position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action by such employer which results in a diminution in such title, position, authority, duties or responsibilities thereof given to the Grantee;

•
Any material breach by such employer of a material provision of any agreement between such employer and Grantee; for example, without limitation, a reduction in Grantee’s base salary or target bonus opportunity or failure to provide incentive opportunities to the Grantee shall be deemed to be such a material breach;

•
The relocation of the Grantee's principal place of employment to a location more than 50 miles from the Grantee's principal place of employment immediately prior to the Change in Control or the Company requiring the Grantee to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company's business to an extent substantially consistent with the Grantee's business travel obligations immediately prior to the Change in Control; or

•
The Company terminates or materially amends, or materially restricts the Grantee’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Grantee is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment.

8.    Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (a) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether you receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the HBI Companies conducted as of the date your employment terminates with the HBI Companies, (b) violating the Company’s Global Code of Conduct, (c) without the prior written consent of the Company, inducing or attempting to induce any employee of the HBI Companies to leave the employ of the HBI Companies, interfering with the relationship between the HBI Companies and any employee or prospective employee thereof, or hiring or causing the hiring of any person who is an employee of the HBI Companies, (d) without the prior written consent of the Company, calling on, soliciting or servicing any customer of the HBI Companies in order to induce or attempt to induce such person or entity to cease or reduce doing business with the HBI Companies or interfering with the relationship between the HBI Companies and any such customer, (e) disclosing or misusing any confidential information regarding the HBI Companies, (f) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change in Control of the Company (as defined in the Plan), or (g) disparaging or criticizing, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the HBI Companies or any of its subsidiaries or affiliates to any person (all such activities described in (a)-(g) above collectively referred to as “wrongful conduct”), then (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you received with respect to this Award within the 12-month period immediately preceding such wrongful conduct. For purposes of this Paragraph 8, financial gain shall equal the fair market value of Company common stock on the Vesting Date, multiplied by the number of shares of Stock vested on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company under this Paragraph from any amounts payable by the Company to you for any reason. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. In addition, by accepting this Agreement, you

Exhibit 10.8

consent to and authorize the Company to deduct any amounts you owe to the Company for any reason from any amounts payable by the Company to you under this Agreement.
Notwithstanding anything in this Agreement to the contrary, you shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you; or (ii) reporting possible violations of the laws of your country or of United States federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of the laws of your country or of United States federal, state, or local law or regulation. In the event of (ii), you shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that you have made such reports or disclosures.

9.    Adjustments. If the number of outstanding shares of Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of RSUs subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Stock.
10.    Rights as a Stockholder. Except as provided in Paragraph 3 above (regarding dividend equivalents), you shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote, until and unless the RSUs have vested and ownership of Stock issuable upon vesting of the RSUs has been transferred to you.
11.    Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the HBI Companies and that this Award of RSUs is not an offer of securities made to the general public.
12.    Conformity with the Plan and Share Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and the share ownership and retention guidelines of the Company’s Key Executive Stock Ownership Program.
13.    Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
14.    No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the HBI Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HBI Companies or in any way affects the HBI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the HBI Companies and is not under any circumstances to be considered compensation for past services.
15.    Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph and in accordance with the Company’s privacy policies. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, driver’s license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of Stock or directorships in the Company, details of all options or any other entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the

Exhibit 10.8

purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

16.    Miscellaneous.
a.    Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of shares of Stock granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 18, this Agreement may be amended, modified or supplemented only by agreement of both parties as evidenced in writing or in electronic form as agreed to by the parties.
b.    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
c.    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
d.    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
e.    Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.
17.    Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or domestic partner, and shall ensure that none of them discloses such existence or terms to any other person, except as required by applicable law. If the existence or terms of this Agreement are disclosed by you other than as provided above, then at the discretion of the Company (i) RSUs, to the extent they remain subject to restriction, shall terminate automatically on the date on which the disclosure occurred and (ii) you shall pay to the Company in cash any financial gain you received with respect to this Award within the 12-month period immediately preceding such disclosure.

Exhibit 10.8

18.    Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.
19.    Plan Documents. The Plan Prospectus is available on the Fidelity website at www.netbenefits.com. A copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, NC 27105.
20.    Electronic Delivery. By accepting this Award, you consent to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, grant or award notifications and agreements, account statements, and any other forms or communications related to this Award or the Plan) via Company e-mail or any other electronic system established and maintained by the Company or a third party designated by the Company.
21.    Permitted Disclosures.
(a)    Protected Rights. Nothing contained in this Agreement limits Grantee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). Further, this Agreement does not limit Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(b)    Defend Trade Secrets Act. Grantee is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Grant Acceptance:

Grantee

Date